Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

AMENDED AND RESTATED
WARRANT TO PURCHASE STOCK

Company:	SANUWAVE HEALTH, INC.
Number of Shares:	Set forth below.
Type/Series of Stock:	Common Stock, subject to adjustment as set forth herein
Warrant Price:	$0.01 per share, subject to adjustment as set forth herein
Issue Date:	August 6, 2020
Expiration Date:	August 6, 2030

Secured Note:
This Amended and Restated Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Note and Warrant Purchase and Security Agreement (as amended from time to time, including by that certain Second Amendment to Note and Warrant Purchase and Security Agreement dated as of February 25, 2022 (the ‘Second Amendment”; collectively, the “Note”), issued as of August 6, 2020, by Sanuwave Health, Inc. (the “Company”) to NH Expansion Credit Fund Holdings LP (the “Noteholder”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, NH Expansion Credit Fund Holdings LP (“Holder”) is entitled to purchase such number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of the Company as is equal to two percent (2.00%) of the Company’s Common Stock on a Fully Diluted Basis (as defined below) as of the Issue Date plus any Post-Closing Adjustment (as defined below), if any, at a price per Share equal to the Warrant Price, which price is subject to adjustment pursuant to Section 2 of this Warrant, and upon the terms and conditions set forth in this Warrant.

As of the Second Amendment Effective Date (as defined in the Second Amendment), the Company’s outstanding Common Stock on a Fully Diluted Basis (as defined below) is Seven Hundred Sixty-Four Million Three Hundred Sixty-Three Thousand One Hundred Ten (764,363,110). “Fully Diluted Basis” shall mean the Company’s outstanding common stock including: (i) all common stock, (ii) all preferred stock on an as-converted to common stock basis, (iii) all stock reserved for grant or issuance under the Company’s employee option pool, and assuming the exercise of all convertible notes, if any, warrants and options to purchase stock and the conversion of all rights to purchase stock and any other securities convertible into or exchangeable for Common Stock of the Company. “Post-Closing Adjustment” shall mean any increase in the Company’s outstanding common stock after the Issue Date for which a corresponding adjustment is not already made pursuant to Section 2 due to (i) the issuance of additional shares of common stock pursuant to Section 6.1 of that certain Securities Purchase Agreement by and among the Issuer and the parties thereto dated as of the date hereof (the “Securities Purchase Agreement”), (ii) any increase in the number of shares of common stock for which the warrants issued pursuant to the Securities Purchase Agreement become exercisable, and (iii) any issuance of additional shares of common stock as a result of the conversion to common stock of any convertible note issued on or prior to the Issue Date.

This Warrant amends, restates and replaces in its entirety that certain Warrant to Purchase Stock dated as of August 6, 2020 (the “Original Warrant”).

SECTION 1.        EXERCISE.

1.1          Method of Exercise.  Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2          Cashless Exercise.  On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised.  Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3          Fair Market Value.  If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the daily volume weighted average price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment. Notwithstanding the foregoing, if Holder advises the Company in writing that Holder disagrees with such determination, then Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors of the Company, then all fees and expenses of such investment banking firm shall be paid by Company.  In all other circumstances, such fees and expenses shall be paid by Holder.

1.4          Delivery of Certificate and New Warrant.  Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5       Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6          Treatment of Warrant Upon Acquisition of Company.

(a)          For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

(b)          In the event of an Acquisition in which (i) the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”) and (ii) the outstanding amounts due under the Notes (as defined in the Purchase Agreement) have been repaid in full prior to or concurrently with such Acquisition, this Warrant shall be automatically deemed exercised pursuant to Section 1.2, effective immediately prior to and contingent upon the consummation of such Acquisition provided that if the sum of the Fair Market Value of the Marketable Securities and Cash payable to Holder is less than the Minimum Cash Value, the Company shall, as a condition to the exercise of the Warrant, subject to the Company having legally available funds, pay Holder in cash the amount of such difference. For purposes of the foregoing sentence, the value of Marketable Securities shall be determined as set forth in 1.3 by reference to the date immediately prior to the date the Acquisition is consummated. “Minimum Cash Value” means the Put Amount (as defined below).

(c)          The Company shall provide Holder with written notice of its request relating to the Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which is to be delivered to Holder not less than seven (7) Business Days prior to the closing of the proposed Cash/Public Acquisition.  Notwithstanding the foregoing, if, immediately prior to the Cash/Public Acquisition, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon such exercise to the Holder.

(d)       Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the Warrant shall be treated in accordance with Section 1.7.

(e)         As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market; and (iii) Holder would be able to publicly re-sell, within six (6) months following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition.

1.7          Put Option.  At any time after repayment (or other satisfaction of) the Note, but prior to the Expiration Date or any exercise in full of this Warrant, Holder shall have the option to require the Company to, and the Company shall, subject to the Company having legally available funds, immediately upon written request therefor, repurchase this Warrant, for cash in an amount equal to the Put Amount (as defined below). Without limiting the foregoing, in the event of a Change of Control (as defined in the Note), Acquisition and/or acceleration of the Note (whether following an Event of Default (as defined therein) or otherwise), in each case other than a Cash/Public Acquisition in which case the Warrant will be treated in accordance with Section 1.6(b), while the Warrant is outstanding and prior to any exercise in full of this Warrant, the Company shall, subject to the Company having legally available funds, remit to Holder the Put Amount in connection with repayment or other satisfaction of the Note. After remittance of the Put Amount, the Warrant shall be cancelled and of no further force or effect. As used in this Warrant, “Put Amount” means an amount equal to (i) Eight Million Five Hundred Thousand Dollars ($8,500,000.00), multiplied by (ii) the quotient obtained by dividing (x) the number of Shares for which the Warrant is exercisable at such time, by (y) the original maximum number of Shares for which the Warrant was originally exercisable at the time of issuance (as may be adjusted from time to time pursuant to Section 2).

1.8         Adjustment to Number of Shares, Warrant Price; Adjustments Cumulative.  Upon the Second Amendment Effective Date (as defined in the Second Amendment) this Warrant shall be exercisable, without further action of the Company or Holder, for an additional number of shares equal to two percent (2.00%) of the Company’s outstanding Common Stock on a Fully Diluted Basis as of the Second Amendment Effective Date (such shares, the “Additional Shares”), at a price per Share with respect to such Additional Shares equal to eighteen cents ($0.18), which price is subject to adjustment pursuant to Section 2 of this Warrant, and upon the terms and conditions set forth in this Warrant.

SECTION 2.          ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1          Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred.  If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased.  If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2          Reclassification, Exchange, Combinations or Substitution.  Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3          No Fractional Share.  No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the Fair Market Value of a full Share, less (ii) the then-effective Warrant Price.

2.4          Notice/Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based.  The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3.          REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1          Representations and Warranties.  The Company represents and warrants to, and agrees with, Holder that all Shares which may be issued upon the exercise of this Warrant, shall, effective as of the next equity issuance by the Company after the Issue Date (the “Next Financing Date”), be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.  The Company covenants that it shall, at all times from and after the Next Financing Date, cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant

3.2          Notice of Certain Events.  If the Company proposes at any time to:

(a)          declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)          offer for subscription or sale pro rata to Holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights); or

(c)          effect an Acquisition or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder:

(1)          at least ten (10) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and

(2)            in the case of the matters referred to in (c) above at least ten (10) Business Days prior written notice of the date when the same will take place (and specifying the date on which Holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

3.3          Information Rights.  So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company and (b) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements, provided that Company need not provide such information for any period in which Company has filed Form 10K or Form 10Q (as applicable) with the Securities and Exchange Commission or for any period for which financial statements were provided to Noteholder pursuant to the Note.

SECTION 4.          REPRESENTATIONS, WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:

4.1          Purchase for Own Account.  This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.  Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2          Disclosure of Information.  Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3          Investment Experience.  Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4          Accredited Investor Status.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5          The Act.  Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.  Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.  Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6          No Voting Rights.  Holder, as a holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

SECTION 5.          MISCELLANEOUS.

5.1          Term and Automatic Conversion Upon Expiration.

(a)          Term.  Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific Time, on the Expiration Date and shall be void thereafter.

(b)          Automatic Cashless Exercise upon Expiration.  This Warrant shall automatically be deemed exercised on and as of the Expiration Date pursuant to Section 1.2 above as to all Shares, and the Company shall, within 5 Business Days, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder, together with any cash payment required pursuant to Section 2.5.

5.2          Legends.  The Shares shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3          Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee.  The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.  Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4          Transfer Procedure.  Holder may transfer this Warrant to an affiliate and such affiliate may make subsequent assignments to its affiliates.  By its acceptance of this Warrant, any affiliate of Holder, and any affiliate to which this Warrant is subsequently transferred, makes to the Company each of the representations and warranties set forth in Section 4 hereof and agrees to be bound by all of the terms and conditions of this Warrant as if the original Holder hereof.  Subject to the provisions of Section 5.3, any Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any non-affiliated transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of such transfer with the name, address and taxpayer identification number of the non-affiliated transferee and, at the Company’s request, will surrender the Warrant or Shares, as applicable, to the Company for reissuance to the non-affiliated transferee(s); and provided further, that any subsequent non-affiliated transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant.

5.5          Notices.  All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5.  All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

 NH Expansion Credit Fund Holdings LP
 1585 Broadway, 39th Floor
 New York, NY 10036
 Attn: Debra Abramovitz

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

 SANUWAVE HEALTH, INC.
 11495 Valley View Rd.
 Eden Prairie MN 55344
 Attention: Finance

5.6          Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7          Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8       Counterparts; Facsimile/Electronic Signatures.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.  Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9         Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.10        Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11         Business Days.  “Business Day” is any day that is not a Saturday, Sunday or a day on which banks in New York City are closed.

5.12         Effective of Amendment and Restatement. This Warrant amends and restates in its entirety, and replaces, the Original Warrant.

 [Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

SANUWAVE HEALTH, INC.

By:	/s/ Kevin A Richardson II

Name:	Kevin A Richardson II

Title:	CEO & Chairman

“HOLDER”

NH EXPANSION CREDIT FUND HOLDINGS LP

By: MS Expansion Credit GP L.P., its general partner
By: MS Expansion Credit GP Inc., its general partner

By:	/s/ William Reiland

Name:	William Reiland

Title:	Managing Director

[Signature Page to Amended and Restated Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.          The undersigned Holder hereby exercises its right to purchase ___________ shares of the Common/Series ______ Preferred [circle one] Stock of Sanuwave Health, Inc. (the “Company”) in accordance with the attached Amended and Restated Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[    ]          check in the amount of $________ payable to order of the Company enclosed herewith

[    ]          Wire transfer of immediately available funds to the Company’s account

[    ]          Cashless Exercise pursuant to Section 1.2 of the Warrant

[    ]          Other [Describe] __________________________________________

2.          Attached is a calculation of any adjustment to the number of Shares in accordance with Section 2.6.

3.          Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

4.          By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Amended and Restated Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

Date: